Exhibit 99.1

Contacts:	Wm. Stacy Locke, President & CEO Pioneer Drilling Company (210) 828-7689 Lisa Elliott / lelliott@drg-e.com Anne Pearson / apearson@drg-e.com DRG&E / (713) 529-6600
PIONEER DRILLING RECEIVES COMPLIANCE NOTICE FROM AMEX
SAN ANTONIO, Texas, August 28, 2008 — Pioneer Drilling Company (AMEX: PDC) announced today that the Company has received, as expected, a letter from the staff of the American Stock Exchange (“AMEX”) advising the Company that, as a result of the previously announced resignation of C. Robert Bunch from the Company’s Board of Directors, the Company is not in compliance with Section 803(B) of the AMEX Company Guide which requires that every AMEX listed company have an audit committee of at least three members, each of whom must be independent. Pioneer received this letter on August 22, 2008.
In its notice, AMEX advised the Company that it has until the earlier of the Company’s next annual shareholders’ meeting or August 21, 2009, to regain compliance with the AMEX audit committee requirements. The Company expects to fill the vacancy resulting from Mr. Bunch’s resignation prior to such time.
About Pioneer Drilling Company
Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain region and internationally in Colombia though its Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its Production Services Division. Its fleet consists of 69 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet, 66 workover rigs (61 550-horsepower rigs, four 600-horsepower rigs and one 400-horsepower rig), 51 wireline units, and fishing and rental tools.

Forward-Looking Statements
This news release contains forward-looking statements regarding future events and is subject to risks and uncertainties. Statements in this news release that are not historical, including statements regarding Pioneer’s or its management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Pioneer wishes to caution you that there are some factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to, whether Pioneer will be able to identify and appoint a suitable director to fill the vacancy created by Mr. Bunch’s resignation. Pioneer refers you to the documents it files from time to time with the SEC, specifically the section titled “Item 1A. Risk Factors” of Pioneer’s most recent Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
# # #